SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2023

ELECTROMEDICAL TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	Commission File Number	82-2619815
(State or other jurisdiction of incorporation or organization)	000-56192	(I.R.S. Employer Identification Number)

16561 N. 92nd Street, Ste. 101

Scottsdale, AZ 85260

 (Address of Principal Executive Offices and Zip Code)

888-880-7888

(Issuer's telephone number)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 3 - Securities and Trading Markets

Item 3.03 Material Modification to Rights of Security Holders.

The disclosures under Items 5.01 and 5.02 below are incorporated herein by reference.

Section 5 - Corporate Governance and Management

Item 5.01 Changes in Control of Registrant.

On January 26, 2023, made effective January 1, 2023, the Company and Mr. Matthew Wolfson entered into an executive employment agreement. The Company agreed, as partial consideration for Mr. Wolfson's continuing service as Chief Executive Officer and Chief Financial Officer, to issue Mr. Wolfson the one share of authorized preferred Series "B" common stock. As a result, Mr. Wolfson shall be entitled to that number of votes equal to the total number of eligible votes of issued and outstanding shares of Common Stock, and all other securities of the Corporation, plus one hundred thousand (100,000) votes on a fully diluted basis, it being the intention of the Company that Mr. Wolfson shall have effective voting control of the Corporation, on a fully diluted basis. Mr. Wolfson shall vote together with the holders of Common Stock as a single class. There were no arrangements or understandings between the Company and Mr. Wolfson regarding the issuance of the Series "B" preferred common stock with respect to election of directors or other matters.

Item 5.02 Compensatory Arrangements of Certain Officers.

(c)(3) On January 26, 2023, made effective January 1, 2023, the Company entered into an executive employment agreement with Mr. Matthew Wolfson, its current Chief Executive Officer, and Chief Financial Officer, for a three-year term effective January 1, 2023, renewable for successive one-year terms thereafter. The Company and Mr. Wolfson agreed to maintain his current annual salary as Chief Executive Officer in the amount of $265,000 per year. Additionally, the Company agreed to a monthly per diem executive expense allowance of $2,000, and an incentive package that is triggered by 10% annual growth, and 5% or 10% quarterly growth in gross revenues over the previous respective periods. The incentive benefits are 25 million common shares for the annual growth trigger, and $5,000 for the 5% quarterly growth trigger, and $10,000 cash for a 10% quarterly growth trigger. In the event the Company successfully up lists to a senior exchange, the Company agreed to issue Mr. Wolfson ten million shares of common stock. The Company agreed to issue Mr. Wolfson its Series "B" preferred stock.

Separately, the Company and Mr. Wolfson agreed to an annual salary of $100,000 for his services as Chief Financial Officer commencing on January 1, 2023.

Mr. Wolfson has the option to settle any or all unpaid accrued salary or incentive bonus payments with the Company’s common stock.

On February 1, 2023, effective January 1, 2023, the Company appointed Robert L. Hymers, III, age 39, as an independent director and member of the compensation committee of the Company for a term of six months. There was no arrangement or understanding between Mr. Hymers and any other person pursuant to which he was named as an independent director. There are no arrangements or understandings between Mr. Hymers and any other person, in each case, pursuant to which Mr. Hymers was appointed to serve on the Board. There are no family relationships between Mr. Hymers and any other director or executive officer of the Company and there have been no transactions between Mr. Hymers and the Company in the last fiscal year, and none are currently proposed, that would require disclosure under Item 404(a) of Regulation S-K. The registrant and Mr. Hymers entered into a contract providing for a monthly salary of $5,000 payable in an equivalent number of common shares registered on Form S-8.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On January 31, 2023, the board of directors approved a resolution to amend the Company’s Certificate of Incorporation to: (1) increase the Company’s authorized shares to two billion and one shares of capital stock, including: one hundred and ninety-nine million shares designated as “Common Stock,” with a par value of $0.00001 per share; one million shares designated as “Series A Preferred Shares,” par value $0.00001 per share; and one share designated as “Series B Preferred Shares,” par value $0.00001 per share. Concurrently, and pursuant to Section 2.11 of the Company’s By-Laws, shareholders holding a majority of the votes eligible to be cast approved by written consent the proposed amendments to the Company’s Certificate of Incorporation. The amendments were filed with the Delaware Secretary of State and recorded on January 31, 2023. The Company will amend this Form 8-K with the filed Certificate of Amendment once received from the State of Delaware.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated February 1, 2023

ELECTROMEDICAL TECHNOLOGIES, INC.

By:	/s/ Matthew Wolfson
Matthew Wolfson
Chief Executive Officer
(Principal Executive Officer)